CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                                LE GOURMET, INC.


     Le Gourmet, Inc., a corporation organized and existing under and by virtue of the Nevada Revised Statutes,

     DOES HEREBY CERTIFY:

           FIRST: That pursuant to the recommendations of the Board of Directors of said corporation, the following resolutions amending the Articles of Incorporation of said corporation, have been adopted by the vote of stockholders of said corporation holding a majority of the outstanding stock entitled to vote thereon. The resolutions setting forth the amendments are as follows:

           RESOLVED,  that  the Articles of Incorporation  of  Le
Gourmet, Inc. be amended by changing the Article 1 thereof so that, as amended, said Article shall be and read as follows:

      "The  name of the corporation shall be ESTELLE REYNA,  INC.
(the "Corporation").

           SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendments in accordance with the applicable provisions of the Nevada Revised Statutes and notice of the adoption of the amendment has been given as provided therein to every stockholder entitled to such notice.

          THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of the Nevada Revised Statutes.

           FOURTH: That this Certificate of Amendment of the Articles of of Incorporation shall be effective on the date of filing.

           IN WITNESS WHEREOF, said Le Gourmet, Inc. has caused this certificate to be signed by its Chief Executive Officer, this 14th day of March, 2003.

LE GOURMET, INC.


/s/ Michelle Quinlan
---------------------
Michelle Quinlan, CEO